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CONTACTS:
Investors:                                        Media:
James R. Boldt                                    Amy Hayes Atkinson
Vice President & Chief Financial Officer          Global Communications
(716) 887-7221                                             (716) 887-7299
                                                  amy.atkinson@ctg.com


                          CTG Completes Acquisition of
                             Elumen Solutions, Inc.

          CTG HealthCare Solutions -- A Leading Information Technology
                  Consulting Firm for the Heath Care Industry

BUFFALO, N.Y. -- February 23, 1999 -- CTG (Computer Task Group [NYSE: TSK]), a $468 million international information technology (IT) services company, today announced that it completed its acquisition of Elumen Solutions, Inc. (Elumen), after receiving all required regulatory approvals.

As a result of the acquisition, Elumen has been combined with CTG's health care practice to form CTG HealthCare Solutions, a leading national IT consulting firm to the health care industry. Together, Elumen and CTG's health care practice account for approximately $44 million in 1998 revenues, serve approximately 250 health care clients, and comprise more than 300 health care IT consultants.

Commenting on the acquisition, CTG Chairman and Chief Executive Officer Gale S. Fitzgerald said, "This strategic combination of Elumen Solutions and CTG earns CTG HealthCare Solutions a leadership position in IT consulting for health care organizations. This is one of the fastest growing sectors of IT consulting, and this investment is consistent with CTG's strategy to step up our growth through Key Client relationships and higher-value managed services."

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Ms. Fitzgerald continued,  "Industry analysts expect annual growth rates of over
20 percent in the health care IT sector due to the creation of large, integrated health care delivery systems, the ongoing consolidation of health care providers and systems, the impact of managed care, and the need to invest in information technology to improve patient care and achieve cost and operating efficiencies."

     The aggregate transaction value was $89 million, of which $86 million was paid in cash or through the assumption of Elumen's debt. The remainder of the consideration was the issuance of approximately
128,000 shares of CTG common stock. The acquisition is being accounted for as a purchase and is expected to be neutral to slightly accretive to earnings in 1999.

Ms. Fitzgerald noted that CTG HealthCare Solutions will initially represent about 10 percent of CTG's total revenues. CTG HealthCare Solutions is expected to provide significant growth to CTG in revenues and profitability.

CTG HealthCare Solutions will be led by Christopher J. Bergmann, who was the president and chief executive officer of Elumen Solutions and has been named a vice president of CTG, reporting to Ms.
Fitzgerald.

CTG provides IT solutions to Fortune 500 and other companies through strategic partnerships. Leveraged by more than 30 years' experience, CTG manages IT services for some of the worldis leading companies so they can focus on their core businesses and use IT, which has become vital to competitiveness, to excel in their markets. CTG's resources include its 55 offices in North America and Europe, more than 6,000 IT professionals, a suite of proprietary service methodologies, strong project management expertise, and a proactive recruiting approach, CTG-SmartSource.
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     Named by  Computerworld  magazine  as one of the 100 best places to work in information systems for the last three years, CTG has earned a reputation as a progressive employer.

     -- END --

     Today's news release, along with CTG news releases for the past year, is available by fax at no charge by calling Corporate News on the Net at (800) 742-7505. Additional information about CTG is available on the World Wide
     Web at these addresses:  http://www.ctg.com       and
                              http://www.businesswire.com/cnn/tsk.htm.


     This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff and other factors which involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 1997 Form 10-K and the Management's Discussion and Analysis section of the Company's 1997 annual report, which are incorporated by reference.